SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                             15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number 0-19931

                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)

      4582 South Ulster Street Parkway, Suite 1700, Denver, Colorado 80237
                          Telephone No.: (303) 850-7373
                        (Address, including zip code, and
                           telephone number, including
                           area code, of registrant's
                               principal executive
                                    offices)

                          Common Stock, $.01 par value
             (Title of each class of securities covered by the Form)

                                      None
                           Titles of all other classes
                                of securities for
                              which a duty to file
                              reports under section
                                 13(a) or 15(d)
                                     remains

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [  ]    Rule 12h-3(b)(1)(ii)   [  ]
Rule 12g-4(a)(1)(ii)       [  ]    Rule 12h-3(b)(2)(i)    [  ]
Rule 12g-4(a)(2)(i)        [  ]    Rule 12h-3(b)(2)(ii)   [  ]
Rule 12g-4(a)(2)(ii)       [  ]    Rule15d-6              [  ]
Rule 12h-3(b)(1)(i)        [ X]

Approximate number of holders of record as of the certification or notice date:1

Pursuant to the requirements of the Securities Exchange Act of 1934 Hallwood Consolidated Resources Corporation has caused the certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: June 11, 1999                         BY:  /s/Thomas J. Jung
                                                 Thomas J. Jung
                                                 Vice President
                                                (Principal Accounting Officer)